                                                                    EXHIBIT 4.19

              This Agreement is dated the 26th day of December 2003





                                     BETWEEN





                          ST ASSEMBLY TEST SERVICES LTD



                                       AND



                                SIMMTECH CO. LTD



                                       AND



                                   SE-HO CHUN




               -------------------------------------------------
                                 LOAN AGREEMENT
               -------------------------------------------------








                            C:\Simmtech\LoanAgreement
                          ST Assembly Test Services Ltd
                               5 Yishun Street 23
                                Singapore 768442
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THIS AGREEMENT is made on December 26, 2003.

BETWEEN:

1. ST ASSEMBLY TEST SERVICES LTD, a company incorporated under the law of Singapore and having a place of business at 5 Yishun Street 23, Singapore 768442 ("STATS")

2. SIMMTECH CO. LTD, a corporation organized and existing under the laws of Korea and having its principal place of business at 70-5 Songjung-dong, Heungduk-ku, Choungju, Chungchongbuk-do, Korea 361-290 ("SIMMTECH")

3. MR. SE-HO CHUN, a Korean national with resident number 560515-1005415, holding 39.9% of the issued shares of Simmtech as of the date hereof ("MAJOR SHAREHOLDER")

WHEREAS:

Simmtech has requested STATS and STATS has agreed to grant a loan amounting to United States Dollars Fifteen Million only (US$15,000,000.00) on the terms and conditions hereinafter set out.

NOW IT IS HEREBY AGREED as follows:


1    DEFINITIONS

1.1 In this Agreement, unless the context otherwise requires, the following words shall have the following meanings:-

     "Agreement Term" means the period commencing from the Loan Date and ending on the Loan Repayment Date;

     "Banking Day" means a day on which banks are open for business in Seoul, Korea and Singapore

     "Borrowed money" includes any indebtedness (1) for or in respect of money borrowed or raised (whether or not for cash), by whatever means (including acceptances, deposits, discounting, factoring, finance leases, hire purchase, sale-and-lease back, sale-and-repurchase and any form of "off-balance sheet" financing) or (2) for the deferred purchase price of assets or services;

     "CTS Agreement" means the Capacity and Continuing Support agreement dated as of the date hereof between Simmtech and STATS whereby Simmtech has agreed to provide continuous cost improvement, technology support and other services to STATS on the terms set out therein;

     "Equipment" means the machinery and equipment listed in the list attached hereto as Annex A which represents the equipment which Simmtech will purchase with the Loan monies;

     "Event of Default" means one of the events mentioned in Clause 9;

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     "Factory Kun-Mortgage" means the mortgage agreement dated as of the date hereof between Simmtech (as mortgagor) and STATS (as mortgagee) whereby Simmtech will grant a kun-mortgage over certain property described therein to STATS for the purpose of securing its obligations under this Agreement and the Security Documents.

     "Loan" means a sum of United States Dollars Fifteen Million only (US$15,000,000.00) loaned to Simmtech under this Agreement, which is to be repaid in full to STATS in accordance with the terms of this Agreement;

     "Loan Date" means January 2, 2004;

     "Loan Repayment Date" means the date when the Loan is to be repaid in full (subject to Clauses 5.2), being a date not later than January 2, 2009;

     "Potential Event of Default" means any event or circumstance which, if it continued after the giving of any notice, the expiry of any grace period, and/or the making of any determination by STATS (as the case may be), provided for in Clause 9, would become an Event of Default;

     "Repayment Dates" means the date falling one year after the Loan Date (i.e., (on January 2, 2005) and the first day of each subsequent three (3) month period thereafter during the Agreement Term, provided that any Repayment Date falling after January 2, 2009 shall be accelerated to fall on January 2, 2009;

     "Security Documents" means the YT Agreement, Factory Kun-Mortgage Agreement and the Share Pledge Agreement, each duly executed and signed by authorized signatories of Simmtech and STATS and in the form required by STATS;

     "Share Pledge Agreement" means the pledge agreement for the pledge of Shares dated as of the date hereof between the Major Shareholder (as pledgor) and STATS (as pledgee) whereby the Major Shareholder pledged the Shares to STATS to secure Simmtech's obligations under this Agreement and the Security Documents;

     "Shares" means the 2,400,000 common shares of Simmtech which are pledged to STATS under the Share Pledge Agreement;

     "Total Indebtedness" means the sum total of Simmtech's liabilities to STATS arising out of or in connection with the Loan including all sums agreed to be paid under this Agreement and the Security Documents, at any given time; and

     "YT Agreement" means the Yangdo Tambo agreement dated as of the date hereof between Simmtech (as transferor) and STATS (as transferee) whereby Simmtech will transfer title over certain property described therein to STATS for the purpose of securing its obligations under this Agreement and the Security Documents.

1.2 The headings to the Clauses hereof shall not be deemed to be a part thereof or be taken in consideration in the interpretation or construction thereof or of this Agreement.

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2    LOAN

     Subject to Clause 3 below, STATS will provide the Loan to Simmtech on the Loan Date for the purposes and on the terms and conditions specified herein.


3.   CONDITIONS PRECEDENT

3.1 Subject to the terms and conditions herein contained, the obligation of STATS to provide the Loan to Simmtech under Clause 2 above is subject to the fulfilment, as determined by STATS, of the following conditions precedent on or 1 Banking Day prior to the Loan Date (unless otherwise waived by STATS in its absolute discretion):

     (a) STATS has received the following documents and has found them satisfactory in both form and substance:

          (i) a certified copy of the most recent Articles of Incorporation of Simmtech;

          (ii) a duly authenticated copy of the minutes of the board of directors' meeting of Simmtech at which resolutions authorizing the execution, delivery and performance of this Agreement, the CTS Agreement and the Security Documents, including but not limited to incurring the debt obligations hereunder and providing the collateral as contemplated under the Security Documents, and authorizing the person(s) who signed, or will sign, this Agreement, the CTS Agreement and the YP Agreement or all other documents in connection thereto on Simmtech's behalf to do so, were adopted and any power of attorney executed in connection therewith;

          (iii) seal certificate of the Representative Director of Simmtech and specimen signature(s) of the person(s) authorized to execute this Agreement, the CTS Agreement, the YT Agreement and all other documents in connection therewith;

          (iv) the executed Security Documents duly signed or sealed by the authorized person(s) on behalf of Simmtech;

          (v) certified copies of each approval of any governmental authorities of Korea and Singapore necessary or advisable in connection with the execution, delivery and performance of this Agreement and the CTS Agreement or the provision of the collateral contemplated under the Security Documents, in form and substance satisfactory to STATS and its legal counsel, including but not limited to the relevant foreign exchange reporting/approval requirements set forth in any applicable laws and regulations;

          (vi) evidence as may be requested by STATS and its legal counsel that all obligations of Simmtech under the YT Agreement shall be

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
                 satisfied prior to or simultaneously with the provision of the Loan on the Loan Date, including but not limited to satisfaction of relevant foreign exchange reporting/approval requirement; (vii) evidence as may be requested by STATS and its legal counsel that all obligations of the Major Shareholder under the Share Pledge Agreement shall be satisfied prior to or simultaneously with the provision of the Loan on the Loan Date, including but not limited to (1) registration of STATS' security interest over the Shares in Simmtech's shareholders' registry, (2) delivery of the share certificates representing the Shares to STATS or its agent and (3) satisfaction of relevant foreign exchange reporting/approval requirements, as provided in the Share Pledge Agreement;

          (viii) the executed CTS Agreement duly signed or sealed by the authorized person(s) on behalf of Simmtech; and

          (ix)   such other documents that STATS may reasonably require;

     (b) all acts, conditions and things required to be done and performed and to have happened precedent to the execution and delivery of this Agreement, the CTS Agreement and the Security Documents and to constitute the same legal, valid and binding obligations enforceable in accordance with their respective terms, shall have been done and performed and have happened in due and strict compliance with all applicable laws and regulations;

     (c) there is no material adverse change in the business, properties, assets, operations, management or financial condition of Simmtech or any material adverse change in the property charged under the Security Documents or other conditions which in the opinion of STATS will materially and adversely affect the ability of Simmtech or the Major Shareholder to perform its respective obligations under this Agreement, the CTS Agreement and the Security Documents; and

     (d)  no Event of Default or Potential Event of Default has occurred.

3.2 Unless otherwise waived by STATS, in case of Simmtech's failure to comply with any of the foregoing conditions, STATS shall have no obligation to provide the Loan on the Loan Date.



4.   USE OF LOAN PROCEEDS

4.1 Subject to repayment of the Loan in full on the Repayment Dates falling due, Simmtech shall be entitled to use the Loan monies solely for the purposes of acquiring the Equipment listed in Appendix A and subject to STATS' prior written consent, such other purposes as Simmtech may require for use of the Loan monies for its ordinary course of business.

4.2 Simmtech hereby agrees and confirms that the Loan monies may be used solely for the purposes set out in Clause 4.1 and that nothing herein shall cause STATS to be construed to fall within the definition of a moneylender or to be presumed to be a

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
     moneylender under Sections 2 and 3 of the Moneylending Act of Singapore respectively.

4.3 Simmtech agrees between the Loan Date and December 31, 2004, to use the Loan (or necessary portion thereof) to purchase the Equipment and to immediately provide STATS with evidence satisfactory to STATS or its legal counsel of the purchase of the Equipment. Immediately after Simmtech takes legal title to the Equipment, Simmtech shall take all necessary action so that the Equipment will be subject to the YT Agreement, and shall cause (a) the placement of a plaque or sign on the Equipment stating STATS' title and interest thereon and (b) maintain adequate insurance over the Equipment, as provided in the YT Agreement.



5    REPAYMENT, PAYMENT AND INTEREST

5.1 Subject to Clauses 5.2, on each Repayment Date, Simmtech shall repay a portion of the Loan in the amount and currency of United States Dollars Eight Hundred and Eighty Two Thousand Three Hundred and Fifty Three only (US$882,353.00), provided that, the amount to be repaid on the Loan Repayment Date shall be the balance amount of the Loan outstanding and repayable as of such date.

5.2 If a Repayment Date (and/or January 2, 2009) does not fall on a Banking Day, such payment in respect of that Repayment Date shall be made on the immediately succeeding Banking Day.

5.3 On each date on which any sum is due from Simmtech, it shall make that sum available to STATS in United States Dollars and in immediately available and freely transferable funds by 11 a.m. on the day in question, by crediting such account of STATS with such bank as STATS shall have designated for the purpose.

5.4 STATS shall make the Loan to Simmtech by payment before close of business in Singapore on the Loan Date to such account with such bank as Simmtech may specify in writing.

5.5 Simmtech authorises STATS to apply (without prior notice) any sums from time to time due or owing from STATS to Simmtech howsoever arising in or towards satisfaction of any sum then due from Simmtech to STATS in respect of the Total Indebtedness. For that purpose, STATS is authorised to use all or any part of any such sums to buy such other currencies as may be necessary to effect such application. STATS shall not be obliged to exercise any of its rights under this Clause which shall be without prejudice and in addition to any right of set-off, lien or other right to which it is at any time otherwise entitled (whether by operation of law, contract or otherwise).

5.6 If the amount received by STATS from Simmtech on any date is less than the total sum remaining or becoming due under this Agreement and the Security Documents on that date, then regardless of any appropriation of all or part of that amount by Simmtech, STATS shall apply that amount in or towards payment of such part of the Total Indebtedness (whether principal, interest, fees or any other amounts due under this Agreement or the Security Documents) as it deems fit.

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5.7  The parties hereto acknowledge Simmtech's intention to transfers all of its assets, equipment and facilities comprising its substrate manufacturing operations, including but not limited to all licences, contracts, rights and consents and employees relating to such operations ("Concerned Business"), by way of a spin-off or other methods permissible under Korean law and to form a new company ("NewCo") as a result of such transfer. STATS shall have the option, but not the obligation, to make an equity investment in NewCo up to 30 per cent. of the total number of shares of NewCo with the Loan repaid by Simmtech to STATS ("Option"). Simmtech shall complete the legal formation of NewCo as soon as practicable, but in any event, no less than three (3) months from the date STATS notifies Simmtech in writing of its election to exercise the Option. The specific terms of the investment in NewCo by STATS, including the timing of the investment, shall be agreed to by the parties separately, provided that, unless otherwise agreed and to the extent not prohibited by applicable law, the parties will for the purposes of STATS exercising its option to make an equity investment in NewCo, seek a valuation on an arm's length, willing seller and buyer basis, of the shares of the new company by one or more international investment banks or other persons of internationally recognized standing to be jointly or severally appointed by the parties.


6.   TAXES

6.1 All sums payable by Simmtech under this Agreement and the Security Documents shall be paid (a) free of any restriction or condition, (b) free and clear of and (except to the extent required by law) without any deduction or withholding on account of any tax and (c) without deduction or withholding (except to the extent required by law) on account of any other amount, whether by way of set-off or otherwise.

6.2 If (a) Simmtech or STATS is required by law to make any deduction or withholding on account of any such tax or other amount from any sum paid or payable by Simmtech to STATS under this Agreement and the Security Documents or (b) STATS (or any person on its behalf) is required by law to make any deduction or withholding from, or (except on account of tax on the overall net income of STATS) any payment on or calculated by reference to the amount of, any sum received or receivable by STATS under this Agreement and the Security Documents:

     (i) Simmtech shall notify STATS of any such requirement or any change in any such requirement as soon as it becomes aware of it;

     (ii) Simmtech shall pay any such tax or other amount before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Simmtech) for its own account or (if that liability is imposed on STATS) on behalf of and in the name of STATS or (if STATS makes such payment) shall reimburse it on demand for the amount paid by it;

     (iii) the sum payable by Simmtech in respect of which the relevant deduction, withholding or payment is required shall (except, in the case of any such payment, to the extent that its amount is not ascertainable when that sum is

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            paid) be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, STATS receives on the due date and retains (free from any liability in respect of any such deduction, withholding or payment) a net sum equal to what it would have received and so retained had no such deduction, withholding or payment been required or made; and

     (iv) Simmtech shall, as soon as it is required by law, make any deduction or withholding, and immediately after the due date of payment of any tax or other amount which it is required by Clause 6.2(ii) above to pay, Simmtech shall deliver evidence satisfactory to STATS of such deduction, withholding or payment and (where remittance is required) of the remittance thereof to the relevant taxing or other authority.

6.3 Without prejudice to the survival of any other agreement of Simmtech hereunder, the agreements and obligations of Simmtech contained in Clauses
     6.1 and 6.2 above shall survive the payment in full of the Loan and under any instrument delivered hereunder.


7.   WARRANTIES AND REPRESENTATIONS

7.1  Simmtech hereby warrants and represents to STATS as follows:-

     (a) that it is lawfully incorporated, validly existing and in good standing under the laws of the Republic of Korea;

     (b) that it has the corporate power and authority to own assets and to carry on the business which it conducts and/or purports to conduct;

     (c) that it has the corporate power to execute and perform this Agreement, the CTS Agreement and the YT Agreement;

     (d) that the certified copies of the Articles of Incorporation and the board resolutions of Simmtech delivered to STATS are true and accurate copies of the corporate records of Simmtech;

     (e) that the execution, delivery and performance of this Agreement, the CTS Agreement and the Security Documents (i) have been duly authorised by all requisite corporate action (where applicable) and (ii) do not and will not violate any provision of any agreement or other instrument to which Simmtech or the Major Shareholder is a party or which is binding on each of them or its or his assets, or result in the existence of, or oblige them to create, any security over those assets;

     (f) there has been no material adverse change in the business, properties, assets, operations, management or financial condition of Simmtech since the lasted audited accounts;

     (g) there are no actions, suits or proceedings pending or, to the knowledge of Simmtech, threatened against Simmtech or the Major Shareholder, at law or in equity before any court or competent body adjudicating such matters or before any government agency or administrative body (i) to restrain the

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          entry into, exercise of Simmtech or the Major Shareholder's rights under and/or performance or enforcement of or compliance with its or his respective obligations under this Agreement, the CTS Agreement and the Security Documents to which it or he is a party; or (ii) which may result in any material adverse change in the business, operations, properties, assets or management, or in the condition, financial or otherwise of Simmtech;

     (h) that no steps have been taken or are being taken nor have any legal proceedings been started or threatened for the dissolution, winding up or bankruptcy of Simmtech or for the bankruptcy of the Major Shareholder or similar procedures with respect to Simmtech or the Major Shareholder for the appointment of a receiver and/or manager or judicial manager, liquidator or trustee or any other person over it or him or the whole or any part of its or his assets;

     (i) that this Agreement, the CTS Agreement and the Security Documents when executed are the legal, valid and binding obligations of Simmtech and the Major Shareholder enforceable in accordance with their respective terms;

     (j) that all actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents) in order (i) to enable Simmtech and the Major Shareholder lawfully to enter into, exercise their respective rights and perform and comply with their respective obligations under this Agreement, the CTS Agreement and the Security Documents to which it or he is a party,
          (ii) to ensure that those obligations are legally binding and enforceable and (iii) to make this Agreement, the CTS Agreement and the Security Documents admissible in evidence in the courts of Singapore have been taken, fulfilled and done;

     (k) that Simmtech's and the Major Shareholder's entry into, exercise of its or his respective rights and/or performance of or compliance with its or his respective obligations under this Agreement, the CTS Agreement and the Security Documents to which it or he is a party do not and will not violate (i) any law or regulations to which each is subject or (ii) any of the documents constituting Simmtech.;

     (l) that Simmtech and the Major Shareholder have filed all tax returns which each of them is required by law to file and have paid all taxes, assessments, respective fees and other governmental charges assessed against each of them or upon any of its or his respective properties, assets or income;

     (m)  that no Event of Default or Potential Event of Default has occurred;

     (n) that Simmtech or the Major Shareholder is not in default in the payment or performance of any of its or his respective obligations for Borrowed money or in respect of other liabilities which may have a material adverse effect on Simmtech or the Major Shareholder;

     (o) that the audited financial statements of Simmtech and all other information which have previously been submitted by Simmtech to STATS are complete and correct and that the audited financial statements fairly represent the financial condition of Simmtech and the results of its

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          operations for the period stated in accordance with generally accepted accounting principles applied on a consistent basis.

7.2 Each of the warranties and representations contained in the preceding sub-clause shall survive and continue to have full force and effect after the execution of this Agreement. Simmtech hereby warrants to STATS and that the above representations and warranties will be true and correct and fully observed as if repeated with reference to the then existing circumstances until the Total Indebtedness is fully paid.


8.   UNDERTAKING

8.1 Simmtech and the Major Shareholder hereby undertake and agree with STATS, for as long as the Loan has not been repaid in full, as follows:-

     (a) that the Loan shall be used solely for the purpose and in the manner herein before stipulated and not for any other purpose or manner;

     (b) that Simmtech will, and the Major Shareholder will cause Simmtech to, carry on and conduct its business and affairs with due diligence and efficiency in accordance with sound technical financial industrial and managerial standards and practices and pay all taxes as they fall due;

     (c) that Simmtech will not, and the Major Shareholder will cause Simmtech not to, materially change the scope or nature of its business, whether by disposal, acquisition or otherwise;

     (d) that Simmtech will, and the Major Shareholder will cause Simmtech to, keep the Equipment and the property charged under the YT Agreement in good and substantial repair and proper working condition to the satisfaction of STATS;

     (e) that Simmtech shall, and the Major Shareholder shall cause Simmtech to, give to STATS such written authorization or directions and provide such facilities and access as STATS may require for the inspection of the Equipment;

     (f) that Simmtech and the Major Shareholder will not (whether by a single transaction or a number of related or unrelated transactions and whether at the same time or over a period of time) sell, assign, transfer, pledge, mortgage, encumber or dispose of (or cause, attempt or purport to do any of the foregoing) any of the Equipment or Shares or other property charged under the Security Documents or of any part of its or his assets which, when aggregated with all other disposals by it or him required to be taken into account under this Clause 8.1(f), is material in relation to its or his respective assets or the disposal of which (when so aggregated) may have a material adverse effect on it or him, (as may be relevant) nor do, or fail to do, anything whereby STATS' rights in respect of the Equipment or Shares or other property charged under the Security Documents or their respective value may be diminished, and shall notify STATS if Simmtech or the

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          Major Shareholder becomes aware of any diminution in the rights attaching to, or the value of, the same or any circumstances whereby such rights or such value may be diminished;

     (g) that Simmtech will not, and the Major Shareholder will cause Simmtech not to, amend or alter any provisions of its Articles of Incorporation relating to its borrowing powers, powers to guarantee and charge its assets and its principal business activities;

     (h) that Simmtech will not, and the Major Shareholder will cause Simmtech not to, effect any form of reconstruction or amalgamation by way of a scheme of arrangement or otherwise and shall not approve, permit or suffer any change of ownership (whether legal or beneficial) or transfer of any part of its issued capital;

     (i) that Simmtech will not, and the Major Shareholder will cause Simmtech not to, obtain any borrowings from other banks or financial institutions without the consent of STATS;

     (k) that Simmtech will not, and the Major Shareholder will cause Simmtech not to, incur any liability by way of guarantee, assign its account receivables or take any action which may substantially and adversely affect its financial condition;

     (l) that Simmtech shall, and the Major Shareholder shall cause Simmtech to, furnish and provide STATS with and permit STATS to obtain all such statements, information, explanation and data as STATS may require regarding its or his respective business, properties, assets, operations, management or financial condition or other condition or regarding the business, properties, assets, operations, management or financial condition or other condition of Simmtech, as permitted under relevant Korean laws and regulations;

     (q) that Simmtech shall obtain all necessary licences and comply with all laws, regulations, rules and orders relating to the carrying on of its business;

     (r) that Simmtech and the Major Shareholder shall at its own expense, execute, sign, perfect, and if required register every document, or do or procure the doing of any act or thing which in the opinion of STATS may be necessary or desirable for giving full effect to the terms and provisions of this Agreement, the CTS Agreement and the Security Documents and the benefit of the rights, powers and remedies conferred upon STATS under the same;

     (s) that Simmtech will, and the Major Shareholder will cause Simmtech to, deliver to STATS from time to time on reasonable request by STATS a duly signed certificate of no Event of Default or Potential Event of Default;

     (t) that Simmtech and the Major Shareholder will observe and comply with the terms and conditions of the Security Documents and all consents and approvals issued by relevant authorities in connection with the Loan;

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     (u)  that Simmtech will, and the Major Shareholder will cause Simmtech to, notify STATS of the occurrence of any Event of Default and/or Potential Event of Default immediately upon becoming aware of it and thereupon, on request, deliver to STATS a certificate setting out details of any Event of Default and/or Potential Event of Default and the action taken or proposed to be taken to remedy it;

     (v) that Simmtech will, and the Major Shareholder will cause Simmtech to, ensure that Simmtech's obligations under this Agreement will rank at all times at least pari passu with all its other existing and future unsubordinated indebtedness, obligations and liabilities actual or contingent from time to time (save for those which are preferred by the mandatory operation of law);

     (w) if so and for so long as is required by STATS, Simmtech will, and the Major Shareholder will cause Simmtech to, at its own cost and expenses maintain or ensure the maintenance of a policy of insurance with a reputable insurance carrier over the Equipment and the property charged under the YT Agreement and will duly pay all premiums and other moneys necessary for effecting and keeping up such insurances and on demand produce to STATS such insurances and receipt for such payments. Such insurances shall:

          (i) be for such sum or sums adequately covering STATS' interest in the Equipment and the property charged under the YT Agreement;

          (ii)    be taken out in the name of Simmtech;

          (iii)   name STATS as loss payee or beneficiary;

          (iv) acknowledge that Simmtech is the sole party liable to pay the premium in respect thereof;

          (v) provide for the insurers or underwriters to give to STATS at least 30 days' prior notice of cancellation by reason of non-payment of calls, premiums or otherwise and allow STATS an opportunity of paying such calls or premiums which may be in default;

          (vi) provide that they may not be altered or amended without the prior consent in writing of STATS;

          (vii) acknowledge that all proceeds shall, irrespective of any other provisions therein contained, be paid to STATS without deduction, set-off or counterclaim in respect of any outstanding premiums or calls on Simmtech;

          (viii) contain a loss payee and non-cancellation clause, a notice of assignment signed in accordance with the relevant policy rules and such other terms and conditions as STATS may require; and

          (ix) be in all other respects in form and substance acceptable to STATS, and if Simmtech fails to comply with the provisions of this Clause 8.1(w), STATS may at its discretion (but without any obligation on its part to do so) have such insurance effected at the cost of Simmtech and all moneys paid by STATS in respect of such insurances shall be paid by Simmtech on demand;

8.2 Simmtech and the Major Shareholder hereby undertake and agree with STATS that it and the Major Shareholder shall not create or permit to arise or subsist, any mortgage, charge (whether fixed or floating), pledge, lien or other encumbrances whatsoever on the Equipment or the Shares or the property charged under the Security Documents or on any of Simmtech and the Major Shareholder's assets, properties and undertaking both present and future and wheresoever situate.

8.3 For as long as the Loan remains outstanding and has not be repaid in full, STATS shall have the right to nominate for election one non-standing member of the board of directors of Simmtech. Such director shall be compensated by Simmtech on substantially the same terms (including salaries, benefits, reimbursement of out-of-pocket expenses in connection with the foregoing, etc.), manner and policies as other members serving in similar capacities.

8.4 If STATS desires to exercise its nomination right pursuant to Section 8.3 above, STATS shall submit a notice of nomination of such nominee (a "Nomination Notice") to Simmtech, and Simmtech and the Major Shareholder shall cause the election of such nominee at the general shareholders meeting of Simmtech, which shall be held by Simmtech in March 2004, including voting all of the Major Shareholder's common shares of Simmtech in favor of such applicable nominee.


9.   EVENTS OF DEFAULT

9.1 If any one or more of the following Events of Defaults shall occur, that is to say:

     (a) if Simmtech or the Major Shareholder fails to repay any sums of money payable under this Agreement or any of the Security Documents (as the case may be) on the due date therefor or on demand if payable on demand (as the case may be) and such default shall not be rectified within three (3) Banking Days after the date of receipt by Simmtech or the Major Shareholder (as the case may be) of written notice of such default from STATS;

     (b) if any representation or warranty made by Simmtech or the Major Shareholder in or in pursuance of this Agreement, the CTS Agreement or any of the Security Documents or in any certificate, statement or other document delivered by Simmtech or the Major Shareholder in connection with the execution and delivery hereof or in pursuance of this Agreement, the CTS Agreement or any of the Security Documents shall be or become incorrect or untrue in any respect;

     (c) if Simmtech or the Major Shareholder defaults in the due performance of any undertaking, condition or obligation on its part to be performed and observed under this Agreement (other than the failure to pay any sum when due or on demand pursuant to Clause 9.1(a) above), the CTS Agreement or the Security Documents and such default (if capable of being rectified in STATS' opinion) shall not be rectified for a period of fourteen
          (14) Days after the date of receipt by Simmtech or the Major Shareholder (as the case may be) of written notice of such default from STATS;

     (d) if any steps have been taken or are being taken or any legal proceedings have been started or threatened for the dissolution or winding up of Simmtech or for the bankruptcy of the Major Shareholder or for the appointment of a receiver and/or manager or judicial manager, liquidator or trustee or any other person over Simmtech or the Major Shareholder (as applicable) or the whole or any part of its or his respective assets;

     (e) if a distress or execution is levied or enforced upon or sued out against any part of the property or assets of Simmtech or the Major Shareholder;

     (f) if a judgement or order is made against Simmtech or the Major Shareholder and STATS is in that case of the opinion that the said judgement may materially affect Simmtech's or the Major Shareholder's ability to perform and observe its or his respective obligations under this Agreement, the CTS Agreement or any of the Security Documents;

     (g) if Simmtech or the Major Shareholder becomes insolvent or is unable or deemed unable to pay its or his respective debts or admits in writing its or his inability to pay its or his respective debts as they fall due, stops, suspends or threatens to stop or suspend payment of its or his respective debts, begins negotiations or takes any proceeding or other step with a view to readjustment, rescheduling or deferral of all of its or his respective indebtedness (or of any part of its or his respective indebtedness which it or he will or might otherwise be unable to pay when due), or proposes or enters into reorganization, composition, corporate restructuring, compromise or arrangement with its or his creditors or proposes or makes a general assignment for the benefit of its creditors or a moratorium is agreed or declared in respect of or affecting its or his indebtedness;

     (h) if Simmtech ceases or threatens to cease to carry on its respective business or any part thereof or a situation shall have arisen, which shall make it improbable that Simmtech or the Major Shareholder will be able to perform its or his respective obligations under this Agreement, the CTS Agreement and the Security Documents;

     (i) if any other indebtedness in respect of Borrowed moneys of Simmtech or the Major Shareholder (i) is not paid when due or within the applicable grace period in any agreement relating to that indebtedness or (ii) becomes due and payable before its normal maturity by reason of a default or event of default howsoever described;

     (j) if there are any actions, suits or proceedings pending or threatened against Simmtech or the Major Shareholder, at law or in equity before any court or competent body adjudicating such matters or before any government agency or administrative body (i) to restrain the entry into, exercise of Simmtech or the Major Shareholder's rights under and/or performance or enforcement of or compliance with its or his respective obligations under this Agreement, the CTS Agreement and the Security Documents; or (ii) which may result in any material adverse change in the business, operations, properties, assets or management, or in the condition, financial or otherwise of Simmtech or the Major Shareholder;

     (k) if any present or future security on or over the assets of Simmtech or the Major Shareholder becomes enforceable;

     (l) if it is or will become unlawful for Simmtech or the Major Shareholder to perform or comply with any one or more of its or his respective obligations under this Agreement, the CTS Agreement or any of the Security Documents;

     (m) if there shall occur a material adverse change in the business, properties, assets, operations, management or financial position of Simmtech or the Major Shareholder;

     (n) if anything shall be done or suffered or omitted to be done by Simmtech, or the Major Shareholder which in the opinion of STATS, imperils or may imperil the securities created by this Agreement or any of the Security Documents respectively;

     (o) any agency of any state seizes, compulsorily acquires, expropriates or nationalises all or a material part of the assets or shares of Simmtech or the Major Shareholder and, in the opinion of STATS, such event has or could have a material adverse effect on Simmtech or the Major Shareholder;

     (p) any change in the financial, economic or political conditions in Korea or Singapore which in the opinion of STATS renders it inadvisable or impracticable for STATS to continue to extend the Loan;

     (q) any actions, condition or thing (including the obtaining of any necessary consent) of any time required to be taken, fulfilled or done for any of the purposes stated in Clause 7.1(j) is not taken, fulfilled or done or any such consent ceases to be in full force and effect or any condition in or relating to any such consent is not complied with; or

     (r) if any event occurs which, under the laws of any applicable jurisdiction, has an analogous or equivalent effect to any of the events referred to in this Clause 9.1,

     then and in any of such event, STATS may, by notice in writing to Simmtech declare that an Event of Default has occurred and such declaration shall be deemed to take effect from the date of occurrence of such an Event of Default.

9.2 Upon the declaration by STATS that an Event of Default has occurred (by sending notification to Simmtech of such declaration pursuant to Clause 9.1):-

     (a) the Total Indebtedness shall immediately become due and payable without any demand or notice of any kind by STATS to Simmtech; and

     (b) STATS shall be entitled to exercise forthwith all or any rights, powers or remedies under this Agreement, the CTS Agreement, the Security Documents or any one or more of them.

     The rights hereunder are cumulative and may be exercised concurrently or in any order as STATS may in its absolute discretion think fit. Nothing in this Clause 9.2 shall limit any right, powers or remedies of STATS under this Agreement, the CTS Agreement and the Security Documents.


10.  INDEMNITIES

10.1 Simmtech and the Major Shareholder shall on demand indemnify STATS against any funding or other cost, loss, expense or liability sustained or incurred by it as a result of:

     (a) the Loan not being made by reason of non-fulfilment of any of the conditions in Clause 3;

     (b) the occurrence or continuance of any Event of Default or Potential Event of Default;

     (c)  the accelerated repayment of the Total Indebtedness under Clause
          9.2(a);

     (d) the receipt or recovery by STATS of all or any part of any amount payable by Simmtech hereunder otherwise than on its due date; and

     (e) any default in the payment of the Total Indebtedness or any portion thereof, or any other amounts payable under this Agreement or under the Security Documents, or on account of the non-observance of all or any of the terms, stipulations, agreements and provisions on the part of Simmtech or the Major Shareholder contained herein or under the CTS Agreement or the Security Documents, and such losses, damages and expenses shall include but are not limited to such amount as STATS shall certify (which shall be conclusive and binding upon Simmtech save for any manifest error).

10.2 Each of the above indemnities constitutes a separate and independent obligation from the other obligations in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by STATS and shall continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Agreement or any judgment or other order. No proof or evidence of any actual loss may be required.


11.  CALCULATIONS AND EVIDENCE

A certificate by STATS as to any sum payable to it under this Agreement and/or the Security Documents shall be conclusive and binding on Simmtech save for manifest error

12.  DISCLOSURE

The parties agree that neither will disclose confidential information relating to the business and operations of the other party, the existence of this Agreement, the CTS Agreement and the Security Documents, nor any of their details or the existence of the relationship created by this Agreement, the CTS Agreement and the Security Documents to any third party without the specific, written consent of the other, provided that STATS may disclose to any government or regulatory authority, the Major Shareholder, a potential assignee or transferee or such other persons as STATS may think necessary or appropriate such information about Simmtech or this Agreement, the CTS Agreement or the Security Documents as STATS may think fit and Simmtech hereby consents to such disclosure made now or hereafter.


13.  NOTICES

13.1 Except as otherwise expressly provided herein, any notice, request, demand or other communication to be given or served hereunder by one of the parties hereto to or on the others may be delivered at or sent by prepaid registered post or by facsimile to the address or addresses herein specified of the other party or parties and shall be deemed to be duly served:

     (a)  if it is delivered, at the time of delivery;

     (b) if it is sent by prepaid registered post, one (1) day after posting thereof, or

     (c) if it is sent by facsimile, immediately after transmission thereof, if the date of transmission is a working day, and if such a date is not a working day, then the notice by facsimile shall be deemed to be served on the immediately next succeeding working day.

     Except as otherwise expressly provided herein, all notices, requests, demands or other communications which are required by this Agreement to be in writing may be made by facsimile.

13.2 For the purpose of this Clause 13 each of the parties hereto shall from time to time notify the other party in writing of an address where such notice, request, demand or other communication as aforesaid can be given or served and such notification shall be effective only when it is actually received. In the absence of such notification, the notice, request, demand or other communication aforesaid may be given or served to the concerned party as stated below.

     To:          ST Assembly Test Services Ltd
                  5 Yishun Street 23
                  Singapore 768442
     Attention:   Director, Legal
     DID:         65 6824 1948
     Fax:         65 822 7837

     To:          SimmTech Co. Ltd. and/or Mr. Se-Ho Chun
                  70-5 Songjung-dong
                  Huengduk-ku

                  Choungju, Chungchongbuk-Do
                  Korea
     Attention:   Chief Marketing Officer
     DID:         82-43-269 9280
     Fax:         82-43-269 9048


14.  WAIVER NOT TO PREJUDICE RIGHT OF STATS

14.1 No neglect or forbearance of STATS to require and enforce payment of any moneys hereunder or the performance and observance of any undertaking, stipulation, term or condition herein contained, nor any time which may be given to Simmtech shall in any way prejudice or affect any of the rights, power or remedies of STATS at any time afterwards to act strictly in accordance with the provisions hereof. No such waiver of any such breach as aforesaid shall prejudice the rights of STATS in respect of any other or subsequent breach of any of the undertakings, stipulations, terms or conditions aforesaid. The rights and remedies provided in this Agreement, the CTS Agreement and the Security Documents are cumulative and not exclusive of any rights or remedies (whether provided by law or otherwise).

14.2 Any provision of this Agreement may be amended only if Simmtech and STATS so agrees in writing and any Event of Default or Potential Event of Default, provision or breach of any provision of this Agreement may be waived before or after it occurs only if STATS so agrees in writing. Any such waiver, and any consent by STATS under any provision of this Agreement, must be in writing and may be given subject to any conditions as STATS thinks fit. Any waiver or consent shall be effective only in the instance and for the purpose for which it is given.


15.  SEVERABILITY

     In case any provision in this Agreement shall be, or at any time shall become invalid, illegal or unenforceable in any respect under any law, such invalidity, illegality or unenforceability shall not in any way affect or impair the other provisions of this Agreement but this Agreement shall be construed as if such invalid or illegal or unenforceable provision contained herein did not from a part of this Agreement.


16.  GOVERNING LAW AND DISPUTE RESOLUTION

     This Agreement shall be governed by and construed in all respects in accordance with the laws of the Republic of Singapore.

     Any dispute arising out of or in connection with this Agreement, including any questions regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration

     Rules of the Singapore International Arbitration Centre for the time being in force which rules are deemed to be incorporated by reference to this Clause 16.


17.  MISCELLANEOUS

17.1 Legal and other professional fees on a full indemnity basis, out-of-pocket expenses, charges and expenses of and in connection with this Agreement and the matters contemplated hereunder, including professional fees incurred for the purposes of STATS' making an equity investment in the new company, the CTS Agreement and the Security Documents incurred by either party, including STATS up to an amount not exceeding USD Twenty Thousand (USD20,000) ("Fee Cap") shall be paid by Simmtech upon demand by STATS, except that this Fee Cap shall not apply to expenses and charges that are incurred as a result of STATS' decision to not make the Loan on the Loan Date due to Simmtech's failure to fulfil its obligations under this Agreement.

17.2 Simmtech shall further pay all legal fees on a full indemnity basis and other costs and disbursements incurred in connection with or demanding and enforcing payment of moneys due under this Agreement and the Security Documents and otherwise howsoever in enforcing the performance of any other undertakings, stipulations, terms, conditions or provisions hereof and thereof.

17.3 This Agreement shall be binding upon the successors of Simmtech and shall enure to the benefit of STATS and its successors and assigns.

17.4 Simmtech shall have no right to assign or transfer any of its rights under this Agreement. STATS may assign all or any part of its rights or transfer all or any part of its obligations under this Agreement without the consent of Simmtech. Any such assignee or transferee shall be and be treated as a party for all purposes of this Agreement and shall be entitled to the full benefit of this Agreement to the same extent as if it were an original party in respect of the rights or obligations assigned or transferred to it.

17.5 This Agreement may be executed by each of the parties hereto in any number of counterparts, and by each party hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.


18.  CONTRACTS (RIGHTS OF THIRD PARTIES) ACT (CAP. 53B)

     A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act (Cap. 53B) to enforce any of its terms.


                           SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date stated above.



ST ASSEMBLY TEST SERVICES LTD



By: /s/ Suh Tae Suk
   -----------------------
Name: Mr. Tan Lay Koon
Title: President and CEO


In the presence of: /s/ Juliana Ho
                    ---------------------------




SIMMTECH CO. LTD



By: /s/ Se-Ho Chun
   ----------------------
Name: Se-Ho Chun
Title: Representative Director


In the presence of: /s/ Young Goo Kim
                   ---------------------------




SE-HO CHUN



By: /s/ Se-Ho Chun
   ---------------------
Name: Se-Ho Chun


In the presence of: [/s/ Young Goo Kim]
                   ---------------------------

                                     ANNEX A

                            DESCRIPTION OF EQUIPMENT

-----------------------------------------------------------------------------------------------------------
                 EQUIPMENT                    UNIT PRICE (US$)        QUANTITY          PRICE (KUS$)
-----------------------------------------------------------------------------------------------------------
DESMEAR+PTH+PNL LINE                           4,275,000                 1                 4,275
-----------------------------------------------------------------------------------------------------------
DEBURRING (CHEMICAL)                             380,000                 1                   380
-----------------------------------------------------------------------------------------------------------
EXPOSURE                                         598,500                 1                   599
-----------------------------------------------------------------------------------------------------------
SCAN                                             304,000                 3                   912
-----------------------------------------------------------------------------------------------------------
VRS                                              114,000                 5                   570
-----------------------------------------------------------------------------------------------------------
SEMI AUTO PRINTER                                 47,500                 2                    95
-----------------------------------------------------------------------------------------------------------
ROLL COATER WITH TUNNEL OVEN                     532,000                 1                   532
-----------------------------------------------------------------------------------------------------------
AUTO PRINTING SYSTEM                             182,000                 2                   364
-----------------------------------------------------------------------------------------------------------
TUNNEL OVEN FOR PRECURE                          228,000                 2                   456
-----------------------------------------------------------------------------------------------------------
AUTO EXPOSURE SYSTEM                             349,600                 1                   350
-----------------------------------------------------------------------------------------------------------
TUNNEL OVEN FOR FINAL CURE                       199,500                 1                   200
-----------------------------------------------------------------------------------------------------------
JET SCRUBBING FOR PRETREATMENT                   277,400                 1                   277
-----------------------------------------------------------------------------------------------------------
SOFT AU PLATING LINE                             748,885                 1                   749
-----------------------------------------------------------------------------------------------------------
BBT (FOR PBGA)                                   190,000                 1                   190
-----------------------------------------------------------------------------------------------------------
BBT (FOR CSP)                                    475,000                 1                   475
-----------------------------------------------------------------------------------------------------------
AVI                                              211,600                 3                   635
-----------------------------------------------------------------------------------------------------------
VRS                                               28,500                 3                    86
-----------------------------------------------------------------------------------------------------------
ROUTING RINSING                                  190,000                 1                   190
-----------------------------------------------------------------------------------------------------------
EXPOSURE SYSTEM                                   19,000                 1                    19
-----------------------------------------------------------------------------------------------------------
DEVELOP                                          152,000                 1                   152
-----------------------------------------------------------------------------------------------------------
ALKALINE ETCHING WITH R/STRIPPING                228,000                 1                   228
-----------------------------------------------------------------------------------------------------------
S/W                     GENESIS LICEN.            46,474                 5                   232
                        -----------------------------------------------------------------------------------
                        GENESIS GRAHP.            12,350                 8                    99
                        -----------------------------------------------------------------------------------
                        WORKSTATION               19,627                 13                  255
                        -----------------------------------------------------------------------------------
                        STELLAR                   95,000                 1                    95
-----------------------------------------------------------------------------------------------------------
MACHINE                 LASER PLOTTER            250,000                 3                   750
                        -----------------------------------------------------------------------------------
                        DEVELOPER                 30,970                 3                    93
                        -----------------------------------------------------------------------------------
                        FILM AOI                 213,300                 2                   427
-----------------------------------------------------------------------------------------------------------
HAST                                              45,108                 1                    45
-----------------------------------------------------------------------------------------------------------
IR REFLOW                                         42,505                 1                    43
-----------------------------------------------------------------------------------------------------------
   TC                                             73,733                 1                    74
-----------------------------------------------------------------------------------------------------------
MEASURING SCOPE                                   30,000                 1                    30
-----------------------------------------------------------------------------------------------------------
VACUUM LAMINATOR                                 562,500                 1                   563
-----------------------------------------------------------------------------------------------------------
YAG LASER                                        562,500                 1                   563
-----------------------------------------------------------------------------------------------------------
TOTAL                                                                                     15,000
-----------------------------------------------------------------------------------------------------------